News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS SECOND QUARTER 2022 EARNINGS WITH STRONG ORGANIC LOAN GROWTH, NET INTEREST INCOME AND MARGIN

NEW YORK, NY – July 28, 2022 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2022 of $96.4 million, or $0.18 per diluted common share, as compared to the second quarter 2021 earnings of $120.5 million, or $0.29 per diluted common share, and net income of $116.7 million, or $0.27 per diluted common share, for the first quarter 2022.

Our second quarter 2022 results reflect the impact of the April 1, 2022 acquisition of Bank Leumi USA and include $95.5 million pre-tax ($69.4 million after-tax), or $0.14 per diluted share, of merger-related expenses and initial non-purchased credit deteriorated (non-PCD) provision. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $165.8 million, or $0.32 per diluted common share, for the second quarter 2022, $126.6 million, or $0.30 per diluted common share, for second quarter 2021, and $120.3 million, or $0.28 per diluted common share, for the first quarter 2022. See further details below, including a reconciliation of our non-GAAP adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the second quarter:

•Acquisition of Bank Leumi Le-Israel Corporation. On April 1, 2022, Valley completed its acquisition of Bank Leumi Le-Israel Corporation, the U.S. subsidiary of Bank Leumi Le-Israel B.M., and parent company of Bank Leumi USA, and collectively referred to as "Bank Leumi USA". At the acquisition date, Bank Leumi USA had approximately $8.1 billion in assets, $5.9 billion of loans and $7.0 billion of deposits, after purchase accounting adjustments. Valley issued approximately 85 million shares of common stock and paid $113.4 million in cash in the transaction. The consideration for the acquisition totaled approximately $1.2 billion, inclusive of the value of stock options. The transaction resulted in $403.2 million of goodwill and $153.4 million of core deposit and other intangible assets subject to amortization.
•Loan Portfolio: Total loans increased $8.2 billion to $43.6 billion at June 30, 2022 from March 31, 2022 primarily due to $5.9 billion of loans acquired from Bank Leumi and strong organic loan growth. Excluding acquired loans from Bank Leumi USA, our loan portfolio increased 26 percent on an annualized basis during the second quarter 2022 as a result of strong commercial loan volumes and a continued uptick in new residential mortgage loans originated for investment rather than sale. We sold approximately $125 million of residential mortgage loans resulting in total pre-tax gains of $3.6 million in the second quarter 2022. See the "Loans, Deposits and Other Borrowings" section below for more details.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $419.6 million for the second quarter 2022 increased $101.2 million and $117.8 million as compared to the first quarter 2022 and second quarter 2021, respectively, reflecting our acquisition of Bank Leumi USA, continued organic loan growth and a well-positioned balance sheet in the current rising interest rate environment. Our net interest margin on a tax equivalent basis continued to be strong and increased by 27 basis points to 3.43 percent in the second quarter 2022 as compared to 3.16 percent for the first quarter 2022. See the "Net Interest Income and Margin" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $491.0 million and $379.3 million at June 30, 2022 and March 31, 2022, respectively, representing 1.13 percent and 1.07 percent of total loans at each respective date. During the second quarter 2022, the provision for credit losses for loans totaled $43.7 million as compared to $3.5 million and $8.8 million for the first quarter 2022 and second quarter 2021, respectively. The second quarter 2022 provision included a $41.0 million related to non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA.
•Credit Quality: Total accruing past due loans decreased $19.3 million to $73.5 million, or 0.17 percent of total loans, at June 30, 2022 as compared to $92.8 million, or 0.26 percent of total loans, at March 31, 2022. Non-accrual loans represented 0.72 percent and 0.65 percent of total loans at June 30, 2022 and March 31, 2022, respectively. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income increased $19.3 million to $58.5 million for the second quarter 2022 as compared to the first quarter 2022 mainly driven by increases in several categories including wealth management and trust fees, service charges on deposit accounts and other income totaling $4.4 million, $3.9 million and $6.0 million, respectively. These increases were primarily due to the acquisition of Bank Leumi USA. Net gains on sales of residential mortgage loans also increased $2.6 million to $3.6 million for the second quarter 2022 as compared with the first quarter 2022.
•Non-Interest Expense: Non-interest expense increased $102.4 million to $299.7 million for the second quarter 2022 as compared to the first quarter 2022. The increase was largely due to $54.5 million of merger expenses incurred during the second quarter 2022 and our expanded banking operations resulting from the Bank Leumi USA acquisition. Merger expenses were mainly reported within salary and employee benefits, professional and legal fees, and other expense (largely consisting of technology related costs) totaling $28.0 million, $11.2 million and $15.3 million, respectively. Amortization of intangible assets increased $7.0 million as compared to first quarter 2022 mostly due to additional core deposit and other intangible assets resulting from the Bank Leumi USA acquisition.
•Efficiency Ratio: Our efficiency ratio was 50.78 percent for the second quarter 2022 as compared to 53.18 percent and 46.64 percent for the first quarter 2022 and second quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.72 percent, 6.18 percent, and 9.33 percent for the second quarter

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

2022, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core charges, were 1.25 percent, 10.63 percent and 16.05 percent for the second quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO commented, "Our exceptional commercial loan growth and the acquisition of Bank Leumi USA combined with a supportive interest rate environment propelled our strong core operating results during the quarter. Our net interest margin on a tax equivalent basis increased 27 basis points as compared to the first quarter 2022 reflecting the expected benefit of higher interest rates on our asset sensitive balance sheet and our ability to manage overall funding costs with modest deposit betas during the quarter. On an organic basis, Valley continues to grow existing relationships and attract new clients by offering premier advisory expertise and service across our diverse business lines. Our underwriting criteria remain consistent with the Valley legacy that has driven solid credit metrics across various economic environments.”

Mr. Robbins continued, “We are thrilled with the early returns on the Bank Leumi USA acquisition during the second quarter 2022. Commercial loan growth and synergies from the merged Leumi and Valley banker teams have been strong, and differentiated deposit niches have further enhanced our core funding capabilities. As we continue to integrate this recent acquisition and leverage our combined infrastructure, Valley is poised to remain one of the premier full-service commercial banks in the country.”
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $419.6 million for the second quarter 2022 increased $101.2 million as compared to the first quarter 2022 and increased $117.8 million from the second quarter 2021. Interest income on a tax equivalent basis in the second quarter 2022 increased $113.2 million to $454.4 million as compared to the first quarter 2022. The increase was mostly due to higher average loan balances driven both by acquired and organic loans and increased yields on both new originations and adjustable rate loans in our portfolio. Interest expense of $34.8 million for the second quarter 2022 increased $12.0 million as compared to the first quarter 2022 largely due to a moderate increase in interest rates on both non-maturity deposits and short-term borrowings, as well as interest expense related to deposits and borrowings assumed in the Bank Leumi USA acquisition.

Our net interest margin on a tax equivalent basis of 3.43 percent for the second quarter 2022 increased by 27 basis points and 25 basis points from 3.16 percent and 3.18 percent for the first quarter 2022 and second quarter 2021, respectively. The yield on average interest earning assets increased by 33 basis points on a linked quarter basis mostly due to the aforementioned higher yields on new and adjustable rate loans in the second quarter 2022 as compared to the first quarter 2022. The yield on average loans increased by 24 basis points to 3.91 percent for the second quarter 2022 as compared to the first quarter 2022 largely due to the higher level of market interest rates. The yields on average taxable and non-taxable investments also increased 39 basis points and 67 basis points, respectively, from the first quarter 2022 largely due to interest income, including discount accretion, on investment securities acquired from Bank Leumi USA. The overall cost of average interest bearing liabilities increased 12 basis points to 0.47 percent for the second quarter 2022 as compared to the first quarter 2022. The

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

increase was mainly due to moderately higher pricing of non-maturity deposits combined with greater utilization of brokered deposits and short-term borrowings in our loan funding mix during the second quarter 2022. Our cost of total average deposits only increased to 0.19 percent for the second quarter 2022 from 0.14 percent for the first quarter 2022.
Loans, Deposits and Other Borrowings
Loans. Loans increased $8.2 billion to approximately $43.6 billion at June 30, 2022 from March 31, 2022 largely due to a combination of $5.9 billion of acquired loans from Bank Leumi USA and strong organic loan growth. Excluding the Bank Leumi USA acquired loans, commercial and industrial, total commercial real estate (including construction) and residential mortgage loans increased 26 percent, 26 percent and 25 percent, respectively, on an annualized basis during the second quarter 2022. SBA Paycheck Protection Program (PPP) loans within the commercial and industrial category totaled $136.0 million at June 30, 2022 compared to $203.6 million at March 31, 2022. Strong organic loan production continued to be experienced across most of our geographic footprints and was further strengthened by the Bank Leumi acquisition on April 1, 2022. Residential mortgage loans increased $313.1 million during the second quarter 2022 primarily due to new loan activity in the purchased home market and an increase in such loans originated for investment rather than sale. Residential mortgage loans acquired from Bank Leumi USA were not material. Residential mortgage loans held for sale at fair value totaled $18.3 million and $77.6 million at June 30, 2022 and March 31, 2022, respectively.
Deposits. Total deposits increased $8.2 billion to approximately $43.9 billion at June 30, 2022 from March 31, 2022 mostly due to $7.0 billion of assumed deposits from Bank Leumi USA, continued growth in our commercial niches and our increased utilization of brokered deposits, consisting of money market and time deposit accounts, in our funding mix. Total brokered deposits increased to $2.3 billion at June 30, 2022 as compared to $1.2 billion at March 31, 2022. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 37 percent, 54 percent and 9 percent of total deposits as of June 30, 2022, respectively, as compared to 33 percent, 57 percent and 10 percent of total deposits as of March 31, 2022, respectively.
Other Borrowings. Short-term borrowings increased $1.0 billion to $1.5 billion at June 30, 2022 as compared to March 31, 2022 largely due to additional FHLB advances, including approximately $103.8 million assumed from Bank Leumi USA, partially offset by a $125 million decrease in federal funds purchased at June 30, 2022. Long-term borrowings totaled $1.4 billion at June 30, 2022 and remained relatively unchanged from March 31, 2022.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $82.1 million to $314.7 million at June 30, 2022 as compared to March 31, 2022 mostly due to $70.5 million of acquired non-accrual loans from Bank Leumi USA. Non-accrual commercial and industrial loans include an additional $43.0 million borrower relationship with related reserves of $22.0 million within the allowance for loan losses at June 30, 2022 as compared to March 31, 2022. Non-accrual loans represented 0.72 percent of total loans at June 30, 2022 compared to 0.65 percent at March 31, 2022.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing taxi medallion loans totaling $80.4 million within the non-accrual commercial and industrial loan category at June 30, 2022. At June 30, 2022, all taxi medallion loans were on non-accrual status and had related reserves of $55.3 million, or 68.8 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $19.3 million to $73.5 million, or 0.17 percent of total loans, at June 30, 2022 as compared to $92.8 million, or 0.26 percent of total loans at March 31, 2022. Commercial real estate loans past due 30 to 59 days and 60 to 89 days decreased $20.3 million and $5.7 million, respectively, at June 30, 2022 as compared to March 31, 2022. The decreases were mainly due to two loans of $13.2 million and $6.0 million that were included in the respective delinquency categories at March 31, 2022 that were reported as non-accrual and current loans, respectively, as of June 30, 2022. Commercial and industrial loans past due 60 to 89 days also decreased $10.6 million as compared to March 31, 2022, largely due to the migration of loans totaling $8.8 million to the 90 days or more past due category at June 30, 2022. All loans 90 days or more past due and still accruing interest are considered well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2022, March 31, 2022 and June 30, 2021:

	June 30, 2022		March 31, 2022		June 30, 2021
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$144,539	1.70%	$101,203	1.75%	$109,689	1.80%
Commercial real estate loans:
Commercial real estate	227,457	0.97	189,927	0.96%	168,220	0.96
Construction	49,770	1.47	30,022	1.38%	20,919	1.19
Total commercial real estate loans	277,227	1.03	219,949	1.00%	189,139	0.98
Residential mortgage loans	29,889	0.60	28,189	0.60%	25,303	0.60
Consumer loans:
Home equity	3,907	0.91	3,656	0.93%	4,602	1.12
Auto and other consumer	13,257	0.49	9,513	0.37%	10,591	0.43
Total consumer loans	17,164	0.55	13,169	0.45%	15,193	0.53
Allowance for loan losses	468,819	1.08	362,510	1.03%	339,324	1.05
Allowance for unfunded credit commitments	22,144		16,742		14,400
Total allowance for credit losses for loans	$490,963		$379,252		$353,724
Allowance for credit losses for
loans as a % total loans		1.13%		1.07%		1.09%

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

Our loan portfolio, totaling $43.6 billion at June 30, 2022, had net loan charge-offs totaling $2.3 million (excluding $62.4 million of immediate PCD loan charge-offs related to the Bank Leumi USA acquisition) for the second quarter 2022 as compared to net recoveries of $50 thousand for the first quarter 2022 and net loan charge-offs of $9.4 million for the second quarter 2021. Gross loan charge-offs of taxi medallion loans totaled $2.7 million for the second quarter 2022 as compared to $1.4 million during the second quarter 2021. There were no charge-offs of taxi medallion loans in the first quarter 2022.
During the second quarter 2022, the provision for credit losses for loans totaled $43.7 million as compared to $3.5 million and $8.8 million for the first quarter 2022 and second quarter 2021, respectively. The increase in the second quarter 2022 provision as compared to the first quarter 2022 was primarily due to $41.0 million of provision related to non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA. Overall, an increased economic forecast reserve component of our CECL model was largely offset by lower expected quantitative loss experience at June 30, 2022 as compared to March 31, 2022.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.13 percent at June 30, 2022 as compared to 1.07 percent and 1.09 percent at March 31, 2022 and June 30, 2021, respectively. The allowance for credit losses increased $111.7 million at June 30, 2022 as compared to March 31, 2022 due, in large part, to a $70.3 million net allowance for credit losses for loans recorded for PCD loans acquired from Bank Leumi USA at the April 1, 2022 acquisition date and $41.0 million included in our second quarter 2022 provision related to non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 11.53 percent, 9.06 percent, 9.54 percent, and 8.33 percent, respectively, at June 30, 2022.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Savings Time, today to discuss the second quarter 2022 earnings and related matters.
Those wishing to participate should preregister using this link: https://register.vevent.com/register/BIab2b17746c8a4a81a1ef7f9715060746 to receive the dial-in number and a personal PIN, which are required to access the conference call. Investor presentation materials will be made available prior to the conference call at www.valley.com.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $54 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
~~•~~the inability to realize expected cost savings and synergies from the Bank Leumi USA acquisition in amounts or in the timeframe anticipated;
•greater than expected costs or difficulties relating to Bank Leumi USA integration matters;
•the inability to retain customers and qualified employees of Bank Leumi USA;
•greater than expected non-recurring charges related to the Bank Leumi USA acquisition;
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment, supply chain interruptions and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases and new variants of COVID-19 may arise in our primary markets;
•continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations,

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2022 Earnings
July 28, 2022

contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
FINANCIAL DATA:
Net interest income - FTE (1)	$419,565	$318,363	$301,787	$737,927	$595,371
Net interest income	$418,160	$317,669	$300,907	$735,829	$593,574
Non-interest income	58,533	39,270	43,126	97,803	74,359
Total revenue	476,693	356,939	344,033	833,632	667,933
Non-interest expense	299,730	197,340	171,893	497,070	332,106
Pre-provision net revenue	176,963	159,599	172,140	336,562	335,827
Provision for credit losses	43,998	3,557	8,747	47,555	17,403
Income tax expense	36,552	39,314	42,881	75,866	82,202
Net income	96,413	116,728	120,512	213,141	236,222
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders	$93,241	$113,556	$117,340	$206,797	$229,878
Weighted average number of common shares outstanding:
Basic	506,302,464	421,573,843	405,963,209	464,172,210	405,560,146
Diluted	508,479,206	423,506,550	408,660,778	466,320,683	408,152,458
Per common share data:
Basic earnings	$0.18	$0.27	$0.29	$0.45	$0.57
Diluted earnings	0.18	0.27	0.29	0.44	0.56
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	13.04	15.02	14.63	15.02	14.63
Closing stock price - low	10.34	12.91	12.91	10.34	9.74
FINANCIAL RATIOS:
Net interest margin	3.42%	3.15%	3.18%	3.30%	3.15%
Net interest margin - FTE (1)	3.43	3.16	3.18	3.31	3.16
Annualized return on average assets	0.72	1.07	1.17	0.88	1.15
Annualized return on avg. shareholders' equity	6.18	9.15	10.24	7.51	10.10
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.32	$0.28	$0.30	$0.60	$0.58
Diluted earnings per share, as adjusted	0.32	0.28	0.30	0.60	0.58
Annualized return on average assets, as adjusted	1.25	1.10	1.23	1.18	1.18
Annualized return on average shareholders' equity, as adjusted	10.63%	9.43%	10.76%	10.09%	10.37%
Annualized return on avg. tangible shareholders' equity	9.33	13.09	14.79	11.07	14.64
Annualized return on average tangible shareholders' equity, as adjusted	16.05	13.49	15.54	14.87	15.03
Efficiency ratio	50.78	53.18	46.64	51.81	47.59

AVERAGE BALANCE SHEET ITEMS:
Assets	$53,211,422	$43,570,251	$41,161,459	$48,417,469	$40,967,174
Interest earning assets	48,891,230	40,283,048	37,907,414	44,609,968	37,648,256
Loans	42,517,287	34,623,402	32,635,298	38,592,151	32,609,034
Interest bearing liabilities	29,694,271	26,147,915	25,469,526	27,930,890	25,710,515
Deposits	42,896,381	35,763,683	32,723,175	39,349,737	32,281,683
Shareholders' equity	6,238,985	5,104,709	4,708,797	5,673,014	4,677,273

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2022	2022	2021	2021	2021
Assets	$54,438,807	$43,551,457	$43,446,443	$41,278,007	$41,274,228
Total loans	43,560,777	35,364,405	34,153,657	32,606,814	32,457,454
Deposits	43,881,051	35,647,336	35,632,412	33,632,605	33,194,774
Shareholders' equity	6,204,913	5,096,384	5,084,066	4,822,498	4,737,807

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$8,378,454	$5,587,781	$5,411,601	$4,761,227	$4,733,771
Commercial and industrial PPP loans	136,004	203,609	435,950	874,033	1,350,684
Total commercial and industrial	8,514,458	5,791,390	5,847,551	5,635,260	6,084,455
Commercial real estate:
Commercial real estate	23,535,086	19,763,202	18,935,486	17,912,070	17,512,142
Construction	3,374,373	2,174,542	1,854,580	1,804,580	1,752,838
Total commercial real estate	26,909,459	21,937,744	20,790,066	19,716,650	19,264,980
Residential mortgage	5,005,069	4,691,935	4,545,064	4,332,422	4,226,975
Consumer:
Home equity	431,455	393,538	400,779	402,658	410,856
Automobile	1,673,482	1,552,928	1,570,036	1,563,698	1,531,262
Other consumer	1,026,854	996,870	1,000,161	956,126	938,926
Total consumer loans	3,131,791	2,943,336	2,970,976	2,922,482	2,881,044
Total loans	$43,560,777	$35,364,405	$34,153,657	$32,606,814	$32,457,454

CAPITAL RATIOS:
Book value per common share	$11.84	$11.60	$11.57	$11.32	$11.15
Tangible book value per common share (2)	7.71	7.93	7.94	7.78	7.59
Tangible common equity to tangible assets (2)	7.46%	7.96%	7.98%	7.95%	7.73%
Tier 1 leverage capital	8.33	8.70	8.88	8.63	8.49
Common equity tier 1 capital	9.06	9.67	10.06	10.06	10.04
Tier 1 risk-based capital	9.54	10.27	10.69	10.73	10.73
Total risk-based capital	11.53	12.65	13.10	13.24	13.36

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2022	2022	2021	2022	2021
Allowance for credit losses for loans
Beginning balance	$379,252	$375,702	$354,313	$375,702	$351,354
Allowance for purchased credit deteriorated (PCD) loans, net (2)	70,319	—	—	70,319	—
Loans charged-off:
Commercial and industrial	(4,540)	(1,571)	(10,893)	(6,111)	(18,035)
Commercial real estate	—	(173)	—	(173)	(382)
Residential mortgage	(1)	(26)	(1)	(27)	(139)
Total consumer	(726)	(825)	(1,480)	(1,551)	(2,618)
Total loans charged-off	(5,267)	(2,595)	(12,374)	(7,862)	(21,174)
Charged-off loans recovered:
Commercial and industrial	1,952	824	678	2,776	2,267
Commercial real estate	224	107	665	331	730
Construction	—	—	—	—	4
Residential mortgage	74	457	191	531	348
Total consumer	697	1,257	1,474	1,954	2,404
Total loans recovered	2,947	2,645	3,008	5,592	5,753
Net (charge-offs) recoveries	(2,320)	50	(9,366)	(2,270)	(15,421)
Provision for credit losses for loans	43,712	3,500	8,777	47,212	17,791
Ending balance	$490,963	$379,252	$353,724	$490,963	$353,724
Components of allowance for credit losses for loans:
Allowance for loan losses	$468,819	$362,510	$339,324	$468,819	$339,324
Allowance for unfunded credit commitments	22,144	16,742	14,400	22,144	14,400
Allowance for credit losses for loans	$490,963	$379,252	$353,724	$490,963	$353,724
Components of provision for credit losses for loans:
Provision for credit losses for loans	$38,310	$3,258	$5,810	$41,568	$14,502
Provision for unfunded credit commitments	5,402	242	2,967	5,644	3,289
Total provision for credit losses for loans	$43,712	$3,500	$8,777	$47,212	$17,791
Annualized ratio of total net charge-offs (recoveries) to average loans	0.02%	0.00%	0.11%	0.01%	0.09%
Allowance for credit losses for loans as a % of total loans	1.13	1.07	1.09	1.13	1.09

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2022	2022	2021	2021	2021
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$7,143	$6,723	$6,717	$2,677	$3,867
Commercial real estate	10,516	30,807	14,421	22,956	40,524
Construction	9,108	1,708	1,941	—	—
Residential mortgage	12,326	9,266	10,999	9,293	8,479
Total consumer	6,009	5,862	6,811	5,463	6,242
Total 30 to 59 days past due	45,102	54,366	40,889	40,389	59,112
60 to 89 days past due:
Commercial and industrial	3,870	14,461	7,870	985	1,361
Commercial real estate	630	6,314	—	5,897	11,451
Construction	3,862	3,125	—	—	—
Residential mortgage	2,410	2,560	3,314	974	1,608
Total consumer	702	554	1,020	1,617	985
Total 60 to 89 days past due	11,474	27,014	12,204	9,473	15,405
90 or more days past due:
Commercial and industrial	15,470	9,261	1,273	2,083	2,351
Commercial real estate	—	—	32	1,942	1,948
Residential mortgage	1,188	1,746	677	1,002	956
Total consumer	267	400	789	325	463
Total 90 or more days past due	16,925	11,407	2,771	5,352	5,718
Total accruing past due loans	$73,501	$92,787	$55,864	$55,214	$80,235
Non-accrual loans:
Commercial and industrial	$148,404	$96,631	$99,918	$100,614	$102,594
Commercial real estate	85,807	79,180	83,592	95,843	58,893
Construction	49,780	17,618	17,641	17,653	17,660
Residential mortgage	25,847	33,275	35,207	33,648	35,941
Total consumer	3,279	3,754	3,858	4,073	4,924
Total non-accrual loans	313,117	230,458	240,216	251,831	220,012
Other real estate owned (OREO)	422	1,024	2,259	3,967	4,523
Other repossessed assets	1,200	1,176	2,931	1,896	2,060
Total non-performing assets	$314,739	$232,658	$245,406	$257,694	$226,595
Performing troubled debt restructured loans	$67,274	$56,538	$71,330	$64,832	$64,080
Total non-accrual loans as a % of loans	0.72%	0.65%	0.70%	0.77%	0.68%
Total accruing past due and non-accrual loans as a % of loans	0.89%	0.91%	0.87%	0.94%	0.93%
Allowance for losses on loans as a % of non-accrual loans	149.73%	157.30%	149.53%	136.01%	154.23%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Represents the allowance for acquired PCD loans, net of PCD loan charge-offs totaling $62.4 million in the second quarter 2022.
(3)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2022	2022	2021	2022	2021
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$96,413	$116,728	$120,512	$213,141	$236,222
Add: Loss on extinguishment of debt (net of tax)	—	—	6,024	—	6,024
Add: Losses on available for sale and held to maturity securities transactions (net of tax)(a)	(56)	6	81	(50)	166
Add: Provision for credit losses, (net of tax)(b)	29,282	—	—	29,282	—
Add: Merger related expenses (net of tax)(c)	40,164	3,579	—	43,743	—
Net income, as adjusted (non-GAAP)	$165,803	$120,313	$126,617	$286,116	$242,412
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders, as adjusted (non-GAAP)	$162,631	$117,141	$123,445	$279,772	$236,068
__________
(a) Included in (losses) gains on securities transactions, net.
(b) Represents provision for credit losses for non-PCD loans and unfunded credit commitments acquired from Bank Leumi USA.
(c) Merger related expenses are primarily within salary and employee benefits expense, other expense, and professional and legal fees.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$162,631	$117,141	$123,445	$279,772	$236,068
Average number of shares outstanding	506,302,464	421,573,843	405,963,209	464,172,210	405,560,146
Basic earnings, as adjusted (non-GAAP)	$0.32	$0.28	$0.30	$0.60	$0.58
Average number of diluted shares outstanding	508,479,206	423,506,550	408,660,778	466,320,683	408,152,458
Diluted earnings, as adjusted (non-GAAP)	$0.32	$0.28	$0.30	$0.60	$0.58
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$165,803	$120,313	$126,617	$286,116	$242,412
Average shareholders' equity	$6,238,985	$5,104,709	$4,708,797	5,673,014	4,677,273
Less: Average goodwill and other intangible assets	2,105,585	1,538,356	1,449,388	1,823,538	1,450,562
Average tangible shareholders' equity	$4,133,400	$3,566,353	$3,259,409	$3,849,476	$3,226,711
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	16.05%	13.49%	15.54%	14.87%	15.03%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$165,803	$120,313	$126,617	$286,116	$242,412
Average assets	$53,211,422	$43,570,251	$41,161,459	$48,417,469	$40,967,174
Annualized return on average assets, as adjusted (non-GAAP)	1.25%	1.10%	1.23%	1.18%	1.18%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2022	2022	2021	2022	2021
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$165,803	$120,313	$126,617	$286,116	$242,412
Average shareholders' equity	$6,238,985	$5,104,709	$4,708,797	$5,673,014	$4,677,273
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	10.63%	9.43%	10.76%	10.09%	10.37%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$96,413	$116,728	$120,512	$213,141	$236,222
Average shareholders' equity	$6,238,985	$5,104,709	$4,708,797	5,673,014	4,677,273
Less: Average goodwill and other intangible assets	2,105,585	1,538,356	1,449,388	1,823,538	1,450,562
Average tangible shareholders' equity	$4,133,400	$3,566,353	$3,259,409	$3,849,476	$3,226,711
Annualized return on average tangible shareholders' equity (non-GAAP)	9.33%	13.09%	14.79%	11.07%	14.64%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$299,730	$197,340	$171,893	$497,070	$332,106
Less: Loss on extinguishment of debt (pre-tax)	—	—	8,406	—	8,406
Less: Merger-related expenses (pre-tax)	54,496	4,628	—	59,124	—
Less: Amortization of tax credit investments (pre-tax)	3,193	2,896	2,972	6,089	5,716
Non-interest expense, as adjusted (non-GAAP)	$242,041	$189,816	$160,515	$431,857	$317,984
Net interest income, as reported (GAAP)	418,160	317,669	300,907	735,829	593,574
Non-interest income, as reported (GAAP)	58,533	39,270	43,126	97,803	74,359
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	(78)	9	113	(69)	231
Non-interest income, as adjusted (non-GAAP)	$58,455	$39,279	$43,239	$97,734	$74,590
Gross operating income, as adjusted (non-GAAP)	$476,615	$356,948	$344,146	$833,563	$668,164
Efficiency ratio (non-GAAP)	50.78%	53.18%	46.64%	51.81%	47.59%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2022	2022	2021	2021	2021
Tangible book value per common share (non-GAAP):
Common shares outstanding	506,328,526	421,437,068	421,437,068	407,313,664	406,083,790
Shareholders' equity (GAAP)	$6,204,913	$5,096,384	$5,084,066	$4,822,498	$4,737,807
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,090,147	1,543,238	1,529,394	1,444,967	1,447,965
Tangible common shareholders' equity (non-GAAP)	$3,905,075	$3,343,455	$3,344,981	$3,167,840	$3,080,151
Tangible book value per common share (non-GAAP)	$7.71	$7.93	$7.94	$7.78	$7.59
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$3,905,075	$3,343,455	$3,344,981	$3,167,840	$3,080,151
Total assets (GAAP)	$54,438,807	$43,551,457	$43,446,443	$41,278,007	$41,274,228
Less: Goodwill and other intangible assets	2,090,147	1,543,238	1,529,394	1,444,967	1,447,965
Tangible assets (non-GAAP)	$52,348,660	$42,008,219	$41,917,049	$39,833,040	$39,826,263
Tangible common equity to tangible assets (non-GAAP)	7.46%	7.96%	7.98%	7.95%	7.73%

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Cash and due from banks	$481,414	$205,156
Interest bearing deposits with banks	906,898	1,844,764
Investment securities:
Equity securities	41,716	36,473
Trading debt securities	—	38,130
Available for sale debt securities	1,382,551	1,128,809
Held to maturity debt securities (net of allowance for credit losses of $1,508 at June 30, 2022 and $1,165 at December 31, 2021)	3,718,469	2,667,532
Total investment securities	5,142,736	3,870,944
Loans held for sale, at fair value	18,348	139,516
Loans	43,560,777	34,153,657
Less: Allowance for loan losses	(468,819)	(359,202)
Net loans	43,091,958	33,794,455
Premises and equipment, net	360,819	326,306
Lease right of use assets	315,820	259,117
Bank owned life insurance	714,762	566,770
Accrued interest receivable	134,682	96,882
Goodwill	1,871,505	1,459,008
Other intangible assets, net	218,642	70,386
Other assets	1,181,223	813,139
Total Assets	$54,438,807	$43,446,443
Liabilities
Deposits:
Non-interest bearing	$16,139,559	$11,675,748
Interest bearing:
Savings, NOW and money market	23,547,951	20,269,620
Time	4,193,541	3,687,044
Total deposits	43,881,051	35,632,412
Short-term borrowings	1,522,804	655,726
Long-term borrowings	1,403,805	1,423,676
Junior subordinated debentures issued to capital trusts	56,587	56,413
Lease liabilities	368,920	283,106
Accrued expenses and other liabilities	1,000,727	311,044
Total Liabilities	48,233,894	38,362,377
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2022 and December 31, 2021)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2022 and December 31, 2021)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 and 423,034,027 at June 30, 2022 and December 31, 2021)	178,185	148,482
Surplus	4,965,488	3,883,035
Retained earnings	982,146	883,645
Accumulated other comprehensive loss	(108,337)	(17,932)
Treasury stock, at cost (1,568,384 shares at June 30, 2022 and 1,596,959 common shares at December 31, 2021)	(22,260)	(22,855)
Total Shareholders’ Equity	6,204,913	5,084,066
Total Liabilities and Shareholders’ Equity	$54,438,807	$43,446,443

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest Income
Interest and fees on loans	$415,577	$317,365	$315,314	$732,942	$628,495
Interest and dividends on investment securities:
Taxable	27,534	18,439	12,716	45,973	25,882
Tax-exempt	5,191	2,517	3,216	7,708	6,572
Dividends	3,076	1,676	2,167	4,752	4,038
Interest on federal funds sold and other short-term investments	1,569	461	235	2,030	459
Total interest income	452,947	340,458	333,648	793,405	665,446
Interest Expense
Interest on deposits:
Savings, NOW and money market	17,122	9,627	11,166	26,749	22,291
Time	3,269	2,831	6,279	6,100	17,372
Interest on short-term borrowings	4,083	806	1,168	4,889	2,926
Interest on long-term borrowings and junior subordinated debentures	10,313	9,525	14,128	19,838	29,283
Total interest expense	34,787	22,789	32,741	57,576	71,872
Net Interest Income	418,160	317,669	300,907	735,829	593,574
Provision (credit) for credit losses for held to maturity securities	286	57	(30)	343	(388)
Provision for credit losses for loans	43,712	3,500	8,777	47,212	17,791
Net Interest Income After Provision for Credit Losses	374,162	314,112	292,160	688,274	576,171
Non-Interest Income
Wealth management and trust fees	9,577	5,131	3,532	14,708	6,861
Insurance commissions	3,463	1,859	2,637	5,322	4,195
Service charges on deposit accounts	10,067	6,212	5,083	16,279	10,186
(Losses) gains on securities transactions, net	(309)	(1,072)	375	(1,381)	476
Fees from loan servicing	2,717	2,781	3,187	5,498	6,086
Gains on sales of loans, net	3,602	986	10,061	4,588	13,574
Bank owned life insurance	2,113	2,046	2,475	4,159	4,806
Other	27,303	21,327	15,776	48,630	28,175
Total non-interest income	58,533	39,270	43,126	97,803	74,359
Non-Interest Expense
Salary and employee benefits expense	154,798	107,733	91,095	262,531	179,198
Net occupancy and equipment expense	41,986	36,806	32,451	78,792	64,710
FDIC insurance assessment	5,351	4,158	3,374	9,509	6,650
Amortization of other intangible assets	11,400	4,437	5,449	15,837	11,455
Professional and legal fees	30,409	14,749	7,486	45,158	13,758
Loss on extinguishment of debt	—	—	8,406	—	8,406
Amortization of tax credit investments	3,193	2,896	2,972	6,089	5,716
Telecommunication expense	3,083	3,271	2,732	6,354	5,892
Other	49,510	23,290	17,928	72,800	36,321
Total non-interest expense	299,730	197,340	171,893	497,070	332,106
Income Before Income Taxes	132,965	156,042	163,393	289,007	318,424
Income tax expense	36,552	39,314	42,881	75,866	82,202
Net Income	96,413	116,728	120,512	213,141	236,222
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net Income Available to Common Shareholders	$93,241	$113,556	$117,340	$206,797	$229,878

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Earnings Per Common Share:
Basic	$0.18	$0.27	$0.29	$0.45	$0.57
Diluted	0.18	0.27	0.29	0.44	0.56
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	506,302,464	421,573,843	405,963,209	464,172,210	405,560,146
Diluted	508,479,206	423,506,550	408,660,778	466,320,683	408,152,458

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$42,517,287	$415,602	3.91%	$34,623,402	$317,390	3.67%	$32,635,298	$315,339	3.87%
Taxable investments (3)	4,912,994	30,610	2.49	3,838,468	20,115	2.10	3,159,842	14,883	1.88
Tax-exempt investments (1)(3)	684,471	6,571	3.84	401,742	3,186	3.17	498,971	4,071	3.26
Interest bearing deposits with banks	776,478	1,569	0.81	1,419,436	461	0.13	1,613,303	235	0.06
Total interest earning assets	48,891,230	454,352	3.72	40,283,048	341,152	3.39	37,907,414	334,528	3.53
Other assets	4,320,192			3,287,203			3,254,045
Total assets	$53,211,422			$43,570,251			$41,161,459
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$23,027,347	$17,122	0.30%	$20,522,629	$9,627	0.19%	$17,784,985	$11,166	0.25%
Time deposits	3,601,088	3,269	0.36	3,554,520	2,831	0.32	4,609,778	6,279	0.54
Short-term borrowings	1,603,198	4,083	1.02	594,297	806	0.54	873,927	1,168	0.53
Long-term borrowings (4)	1,462,638	10,313	2.82	1,476,469	9,525	2.58	2,200,836	14,128	2.57
Total interest bearing liabilities	29,694,271	34,787	0.47	26,147,915	22,789	0.35	25,469,526	32,741	0.51
Non-interest bearing deposits	16,267,946			11,686,534			10,328,412
Other liabilities	1,010,220			631,093			654,724
Shareholders' equity	6,238,985			5,104,709			4,708,797
Total liabilities and shareholders' equity	$53,211,422			$43,570,251			$41,161,459

Net interest income/interest rate spread (5)		$419,565	3.25%		$318,363	3.04%		$301,787	3.02%
Tax equivalent adjustment		(1,405)			(694)			(880)
Net interest income, as reported		$418,160			$317,669			$300,907
Net interest margin (6)			3.42			3.15			3.18
Tax equivalent effect			0.01			0.01			0.00
Net interest margin on a fully tax equivalent basis (6)			3.43%			3.16%			3.18%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.